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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549






                                  SCHEDULE 13G


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                                (AMENDMENT NO. )*


                                    CASTELLE
                                (Name of Issuer)




                                  COMMON STOCK
                         (Title of Class of Securities)




                                    147905103
                                 (CUSIP Number)





                                DECEMBER 31, 1999
             (Date of Event Which Requires Filing of This Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

        [ ]     Rule 13d-1(b)

        [ ]     Rule 13d-1(c)

        [X]     Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



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---------------------                                          -----------------
CUSIP NO. 451926-10-9                 13G                      PAGE 2 OF 6 PAGES
---------------------                                          -----------------

--------------------------------------------------------------------------------
           NAME OF REPORTING PERSON
 1         S.S. or I.R.S. IDENTIFICATION NUMBER OF ABOVE PERSON
                 Donald L. Rich
--------------------------------------------------------------------------------
 2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                   (a) [ ]
                                                                   (b) [ ]
--------------------------------------------------------------------------------
 3         SEC USE ONLY
--------------------------------------------------------------------------------
 4         CITIZENSHIP OR PLACE OF ORGANIZATION

                 United States of America
--------------------------------------------------------------------------------
        NUMBER OF         5   SOLE VOTING POWER
         SHARES                     324,999(1)
      BENEFICIALLY
        OWNED BY
          EACH
        REPORTING
         PERSON
          WITH
                          ------------------------------------------------------
                          6   SHARED VOTING POWER

                                    0

                          ------------------------------------------------------
                          7   SOLE DISPOSITIVE POWER

                                    324,999(1)

                          ------------------------------------------------------
                          8   SHARED DISPOSITIVE POWER

                                    0

--------------------------------------------------------------------------------
 9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                 324,999(1)
--------------------------------------------------------------------------------
 10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

--------------------------------------------------------------------------------
 11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                 6.5%
--------------------------------------------------------------------------------
 12        TYPE OF REPORTING PERSON*

                 IN
--------------------------------------------------------------------------------
(1) Includes 324,999 issuable upon the exercise of stock options that are exercisable within 60 days of December 31, 1999.


                      *SEE INSTRUCTION BEFORE FILLING OUT!



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---------------------                                          -----------------
CUSIP NO. 451926-10-9                 13G                      PAGE 3 OF 6 PAGES
---------------------                                          -----------------

ITEM 1.

       (a)    Name of Issuer: Castelle

       (b) Address of Issuer's Principal Executive Offices: 3255-3 Scott Blvd., CA 95054

ITEM 2.

       (a)    Name of Person Filing:

              Donald L. Rich

       (b)    Address of Principal Business Office or, if none, Residence:

              81 Almendral Avenue

              Atherton, CA 94027

       (c)    Citizenship:

              USA

       (d)    Title of Class of Securities: Common

       (e)    CUSIP Number: 147905103

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(b), OR 13D-2(b), CHECK WHETHER THE PERSON FILING IS A:

       (a)    [ ] Broker or Dealer registered under Section 15 of the Act
       (b)    [ ] Bank as defined in section 3(a)(6) of the Act
       (c)    [ ] Insurance Company as defined in section 3(a)19) of the Act
       (d) [ ] Investment Company registered under section 8 of the Investment Company Act
       (e) [ ] Investment Adviser registered under section 203 of the Investment Advisers Act of 1940
       (f) [ ] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Section 240.13d-1(b)(1)(ii)(F)
       (g) [ ] Parent Holding Company, in accordance with Section 240.13d-1(b)(ii)(G) (Note: See Item 7)
       (h)    [ ] Group, in accordance with Section 240.13d-1(b)(1)(ii)(H)

           Not Applicable



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---------------------                                          -----------------
CUSIP NO. 451926-10-9                 13G                      PAGE 4 OF 6 PAGES
---------------------                                          -----------------

ITEM 4. OWNERSHIP

        If the percent of the class owned, as of December 31 of the year covered by the statement, or as of the last day of any month described in Rule 13d-1(b)(2), if applicable, exceeds five percent, provide the following information as of that date and identify those shares which there is a right to acquire.

       (a)    Amount Beneficially Owned:

              324,999*

       (b)    Percent of Class:

              6.5%

       (c)    Number of shares as to which such person has:

              (i)    sole power to vote or to direct to vote:

                     324,999*

              (ii)   shared power to vote or to direct to vote:

                     0

              (iii)  sole power to dispose or to direct the disposition of:

                     324,999*


              (iv)   shared power to dispose or to direct the disposition of:

                     0

        *Includes 324,999 issuable upon the exercise of stock options that are exercisable within 60 days of December 31, 1999.



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---------------------                                          -----------------
CUSIP NO. 451926-10-9                 13G                      PAGE 5 OF 6 PAGES
---------------------                                          -----------------

ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

        If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].


ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

        Not applicable.


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

        Not applicable.


ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

        Not applicable.


ITEM 9. NOTICE OF DISSOLUTION OF A GROUP

        Not applicable.


ITEM 10. CERTIFICATION

        Not applicable.




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CUSIP NO. 451926-10-9                 13G                      PAGE 6 OF 6 PAGES
---------------------                                          -----------------

                                    SIGNATURE

        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                              February 11, 2000
                                            ------------------------------------
                                            Date

                                            /s/ Donald L. Rich
                                            ------------------------------------
                                            Donald L. Rich



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